Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-126399


                           PROSPECTUS SUPPLEMENT NO. 6
                        to Prospectus declared effective
                               on November 2, 2005
                               as supplemented by
                    Supplement No. 1 dated November 14, 2005,
                     Supplement No. 2 dated January 6, 2006,
                     Supplement No. 3 dated March 10, 2006,
                   Supplement No. 4 dated March 20, 2006, and
                      Supplement No. 5 dated March 31, 2006

                                  BIONOVO, INC.


      This Prospectus Supplement No. 6 supplements our Prospectus dated November 2, 2005 as supplemented by Prospectus Supplement No. 1 dated November 14, 2005, Prospectus Supplement No. 2 dated January 6, 2006, Prospectus No. 3 dated March 10, 2006, Prospectus Supplement No. 4 dated March 20, 2006 and Prospectus Supplement No. 5 dated March 31, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon exercise of the warrants.

      Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On April 13, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.05.

      This Prospectus Supplement includes the attached Current Report dated April 12, 2006 on Form 8-K of Bionovo, Inc., as filed by us with the Securities and Exchange Commission.

      YOU SHOULD READ THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT NO. 6 AND PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMENT NO. 4 AND PROSPECTUS SUPPLEMENT NO. 5 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 14, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): April 12, 2006


                                  Bionovo, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       000-50073                                          87-0576481
--------------------------------------------------------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


     5858 Horton Street, Suite 375
        Emeryville, California                              94608
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                  (Zip Code)


                                 (510) 601-2000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On April 12, 2006, we announced the election of Brooks Corbin to our Board of Directors, effective as of April 12, 2006. The Board of Directors expects to name Mr. Corbin to its Audit Committee.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.    Description
-----------    -----------

99.1           Press Release of Bionovo, Inc. issued on April 12, 2006



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             BIONOVO, INC.


Date: April 13, 2006                         By: /s/ James P. Stapleton
                                                 -----------------------
                                                 James P. Stapleton
                                                 Chief Financial Officer


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

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

99.1           Press Release of Bionovo, Inc. issued on April 12, 2006


                                       2

Exhibit 99.1

Company Contacts:                                BioNovo, Inc.
                                                 Jim Stapleton
                                                 Chief Financial Officer
                                                 Phone: 510.601.2000
                                                 jim@bionovo.com

                                                 For BioNovo, Inc.
                                                 Antima "Taz" Sadhukhan
                                                 Investor Relations Group
                                                 Phone: 212.825.3210


                BROOKS CORBIN JOINS BIONOVO'S BOARD OF DIRECTORS

Emeryville, CA (April 12 2006) -- Bionovo Inc. (OTC Bulletin Board: BNVI) has appointed Brooks Corbin to the company's Board of Directors. The addition of Mr. Corbin expands the Board to six members and further strengthens the company's base of business experts who can help advance the company's future growth.

Mr. Corbin is a seasoned operational and business development financial executive. Mr. Corbin is the CFO of Dynamic Healthcare Systems, which provides services and products that help health care plans and organizations that provide Medicare services solve their operational, compliance and revenue management challenges. Mr. Corbin has been the first CFO for four companies that all have successfully reached profitability, leading them to profitable exit opportunities for the investors. Mr. Corbin holds an MBA from UCLA Anderson School of Management, bachelor's degrees in Economics and International Relations from Stanford University and is a CPA, and CFA (Chartered Financial Analyst).

"We are honored that Brooks has agreed to join our Board of Directors. His knowledge and expertise in business will complement Bionovo's current Board," said Isaac Cohen, chief executive officer of Bionovo.

Bionovo, Inc.
Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company is working simultaneously on two distinct discovery approaches, one focusing on pro-apoptotic agents for cancer and a second, in the area of selective estrogen receptor modulators (SERMS) to treat severe menopausal symptoms. The company's lead candidate drug, MF101 is in Phase 2 clinical testing and a second drug, BZL101, designed to treat advanced breast cancer is ready to enter Phase 2. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


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